UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 15, 2006
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Section 8
Item 8.01 — Other Events
     On February 17, 2006, Stone Energy Corporation (the “Company”) issued a press release announcing that as of February 15, 2006, the Company has received notice of non-compliance from holders of over 25 percent of the outstanding principal amount of its 6.75% Senior Subordinated Notes Due 2014. The notice is for failure to file its SEC reports and financial statements; however, under the indenture, the delay in filing the reports does not automatically result in an event of default. The Company previously informed the trustee of the delay in filing its 2005 third quarter 10-Q and was not given notice by the trustee. The Company believes that it will be in a position to file its financials in mid-March 2006 which would resolve this issue, although no assurance can be given as to the actual filing date. The Company has 60 days from the receipt of this notice to cure a default, if a default has occurred.
     There is an aggregate principal amount of $200 million of 6.75% Senior Subordinated Notes Due 2014 outstanding. As previously stated, if there has been a default under these Notes, the Company has 60 days from the receipt of notice of such default to cure the default. If there is a default and the default is not cured during the 60 day cure period, the trustee, or the holders of at least 25 percent in aggregate principal amount of these Notes by notice to the trustee and the Company, may declare the principal amount of these Notes to be due and payable, and such principal would be due and payable immediately. If an acceleration of these Notes were to occur, the Company may be unable to meet its payment obligations with respect to these Notes. In addition, the acceleration of these Notes would result in a cross-default under the Company’s indenture for its 8.25% Senior Subordinated Notes Due 2011 and its bank credit agreement. As of February 17, 2006, the Company had an aggregate principal amount of $200 million of 8.25% Senior Subordinated Notes Due 2011 outstanding, and borrowings and letters of credit of $186 million outstanding under its bank credit agreement.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION
Date: February 17, 2006	By:	/s/ J. Kent Pierret
J. Kent Pierret
Senior Vice President, Chief Accounting Officer and Treasurer